EXHIBIT 10.23

Letter Agreement

December 7, 2016

Veronica L. Smith
Vice President, Corporate Controller and Assistant Treasurer
Libbey Inc.
Re:    Letter Agreement
Dear Ronni,
We are pleased that you have agreed to serve as the Interim Chief Financial Officer of Libbey Inc. (“Libbey”) effective January 1, 2017. While serving as Interim CFO, you will continue to fulfill your current role as Libbey’s Vice President, Corporate Controller and Assistant Treasurer. In recognition of this extraordinary service, Libbey will pay you a retention bonus as described in this letter agreement.
The total gross amount of the retention bonus will be $225,000. The retention bonus will be paid to you in three equal installments of $75,000, with one (1) installment being payable upon the occurrence of each of the following triggering events:

1.	The date that is five (5) days after the successful filing with the U.S. Securities and Exchange Commission of Libbey’s Form 10-K for the 2016 fiscal year;

2.	The date that is five (5) days after the first date of employment of Libbey’s new Chief Financial Officer;

3.	The date that is 60 days after the first date of employment of Libbey’s new Chief Financial Officer.

If Libbey terminates your employment without Cause (as defined in the Non-Executive Severance Pay Plan) before the occurrence of any of the triggering events listed above, you will be ineligible for any future retention bonus installments. If your employment otherwise terminates before the occurrence of any of the events listed above, you will be ineligible for any future retention bonus installments and you must repay to Libbey all installments previously paid to you.
As Libbey’s Interim Chief Financial Officer, you will perform all duties assigned by Libbey commensurate with that position and devote your best efforts to performing such services to Libbey as Libbey reasonably may request. These duties will include but not be limited to: (i) serving as Libbey’s principal financial and accounting officer reporting directly to the Chief Executive Officer; (ii) managing Libbey’s accounting and treasury departments and operations (including internal controls); (iii) managing Libbey’s and Libbey’s subsidiaries’ finance operations; and (iv) overseeing Libbey’s compliance with and adherence to all Securities and Exchange Commission reporting obligations and applicable rules and regulations.
You are expected to promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of Libbey in connection with the performance of your duties. If you fail to satisfactorily perform your duties, as determined in Libbey’s sole discretion, you will be ineligible for any retention bonus installments that Libbey has not yet paid to you.
This letter agreement does not guarantee your employment for any specific period of time. Your employment remains at-will, meaning that you or Libbey may terminate the employment relationship at any time, with or without cause. The retention bonus is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, incentive, insurance or similar employee benefit. Despite any action Libbey takes with respect to any income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all such taxes is and remains your responsibility.
This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed and administered in accordance therewith. This letter agreement contains all of the understandings and representations between you and Libbey relating to any retention bonus, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, written and oral, with respect to any retention bonus.

This letter agreement may not be amended or modified unless in writing and signed by both you and an authorized Libbey representative. The terms of this letter agreement will be binding upon and inure to the benefit of you, Libbey and your and Libbey’s respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. This letter agreement will be governed by and construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
Please indicate your acceptance to the terms and conditions herein by signing this letter agreement and returning it to me, with a copy to Susan Kovach, Vice President, General Counsel & Secretary, and Carol Summersgill, Vice President, Human Resources. I look forward to your favorable reply.
Sincerely,

/s/ William A. Foley

William A. Foley
Chairman and Chief Executive Officer

Acknowledged, agreed and accepted by:

/s/ Veronica L. Smith		December 7, 2016
Veronica L. Smith		Date

cc:	Susan Kovach
Carol Summersgill